Exhibit 3.3

WARRANT AGENCY AGREEMENT

WARRANT AGENCY AGREEMENT, dated as of [•] [•], 2025 (the “Agreement”), between Damon Inc., a British Columbia corporation (the “Company”), and Odyssey Transfer and Trust Company, a Minnesota trust company (the “Warrant Agent” or “Odyssey”).

WHEREAS, pursuant to a Regulation A Tier 2 offering (the “Offering”) by the Company of units (each, a “Unit”), with each Unit consisting of one common share in the capital of the Company (each, a “Common Share”), without par value, and one common share purchase warrant to purchase one Common Shares (each, a “Warrant”) pursuant to an Offering Statement on Form 1-A, which was qualified by the Securities and Exchange Commission on ___________, 2025 (File No. 024-12643) (the “Offering Statement”), the Company wishes to issue Warrants in book entry form entitling the respective holders of the Warrants (the “Holders”, which term shall include a Holder’s transferees, successors and assigns to purchase an aggregate of up to 330,000,000 shares of Common Stock underlying the Warrants (as defined below);

WHEREAS, the Company wishes the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, registration, transfer, exchange, exercise and replacement of the Warrants and, in the Warrant Agent’s capacity as the Company’s transfer agent, the delivery of the Warrant Shares (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

(a) “Affiliate” has the meaning ascribed to it in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York or the City of Vancouver are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the City of New York or the City of Vancouver generally are open for use by customers on such day.

(c) “Close of Business” on any given date means 5:00 p.m., Vancouver City time, on such date; provided, however, that if such date is not a Business Day it means 5:00 p.m., Vancouver City time, on the next succeeding Business Day.

(d) “Person” means an individual, corporation, association, partnership, limited liability company, joint venture, trust, unincorporated organization, government or political subdivision thereof or governmental agency or other entity.

(e) “Warrants” means Common Share purchase warrants of the Company with a term of exercise of three (3) years following the original issuance date.

(f) “Warrant Shares” means the Common Shares underlying the Warrants and issuable upon exercise of the Warrants.

(g) “Warrant Certificate” means a certificate in substantially the form attached as Exhibit 1-A hereto, representing such number of Warrant Shares as is indicated therein.

All other capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Warrant Certificate.

Section 2. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the express terms or conditions hereof (and no implied terms and conditions), and the Warrant Agent hereby accepts such appointment. The Company may from time to time appoint such Co-Warrant Agents as it may, in its sole discretion, deem necessary or desirable. The Warrant Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such Co-Warrant Agent. In the event the Company appoints one or more Co-Warrant Agents, the respective duties of the Warrant Agent and any Co-Warrant Agent shall be as the Company shall reasonably determine, provided that such duties and determination are consistent with the terms and provisions of this Agreement.

Section 3. Warrants.

(a) The Warrants shall initially be issuable in uncertificated book entry form (the “Book Entry Warrants” and, each, a “Book Entry Warrant”). All of the Warrants shall initially be represented by Book Entry Warrants and the Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. The Warrant Agent shall issue and register the Warrants in the names of the respective Holders in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

(b) A Holder has the right to elect at any time or from time to time a Warrant Exchange (as defined below) pursuant to a Warrant Certificate Request Notice (as defined below). Upon written notice by a Holder to the Warrant Agent for the exchange of some or all of such Holder’s Book Entry Warrants for a Warrant Certificate, evidencing the same number of Warrants, which request shall be in the form attached hereto as Annex A (a “Warrant Certificate Request Notice” and the date of delivery of such Warrant Certificate Request Notice by the Holder, the “Warrant Certificate Request Notice Date” and the deemed surrender upon delivery by the Holder of a number of Book Entry Warrants for the same number of Warrants evidenced by a Warrant Certificate, a “Warrant Exchange”), the Warrant Agent shall promptly effect the Warrant Exchange and shall promptly issue and deliver to the Holder a Warrant Certificate for such number of Warrants in the name set forth in the Warrant Certificate Request Notice. Such Warrant Certificate shall be dated the original issue date of the Warrants, shall be executed either electronically or by facsimile signature by an authorized signatory of the Company, shall be in the form attached hereto as Exhibit 1-A. In connection with a Warrant Exchange, the Company agrees to deliver, or to direct the Warrant Agent to deliver, the Warrant Certificate to the Holder within five (5) Business Days of the Warrant Certificate Request Notice pursuant to the delivery instructions in the Warrant Certificate Request Notice (“Warrant Certificate Delivery Date”).

(c) The Company covenants and agrees that, upon the date of delivery of the Warrant Certificate Request Notice, the Holder shall be deemed to be the holder of the Warrant Certificate and, notwithstanding anything to the contrary set forth herein, the Warrant Certificate shall be deemed for all purposes to contain all of the terms and conditions of the Warrants evidenced by such Warrant Certificate and the terms of this Agreement, other than Sections 3(b) and 9 herein, shall not apply to the Warrants evidenced by the Warrant Certificate. Notwithstanding anything herein to the contrary, the Warrant Agent shall act as warrant agent with respect to any Warrant Certificate requested and issued pursuant to this section. Notwithstanding anything to the contrary contained in this Agreement, in the event of any inconsistency between any provision of this Agreement and the Warrant Certificate, the terms of the Warrant Certificate shall control.

Section 4. Form of Warrant Certificates. The Warrant Certificate, together with the form of Warrant Exercise Notice to purchase Common Shares (“Exercise Notice”) and the form of Warrant Transfer Form (the “Transfer Form”) attached thereto, shall be in the form of Exhibit 1-A hereto.

Section 5. Countersignature and Registration. The Warrant Certificates shall be executed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer, either electronically or by facsimile signature. The Warrant Certificates shall be countersigned by the Warrant Agent, by manual signature. In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer of the Company before issuance and delivery by the Company, such Warrant Certificates, nevertheless, may be issued and delivered with the same force and effect as though the person who signed such Warrant Certificate had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Agreement any such person was not such an officer.

The Warrant Agent will keep or cause to be kept, at its office designated for such purposes, books for registration and transfer of the Warrant Certificates issued hereunder. Such books shall show the names and addresses of the respective Holders of the Warrant Certificates, the number of warrants evidenced on the face of each of such Warrant Certificate and the date of each of such Warrant Certificate. The Warrant Agent will create a special account for the issuance of Warrant Certificates.

Section 6. Transfer, Split Up, Combination and Exchange of Warrant Certificates; Mutilated, Destroyed, Lost or Stolen Warrant Certificates. Subject to the provisions of the Warrant Certificate, and the last sentence of this first paragraph of Section 6 and subject to applicable law, rules or regulations, or any “stop transfer” instructions the Company may give to the Warrant Agent, at any time after the original issuance dates of the Warrants, and at or prior to the Close of Business on the Termination Date or Expiration Date (as such term is defined in the Warrant Certificate), any Warrant Certificate or Warrant Certificates may be transferred, split up, combined or exchanged for another Warrant Certificate or Warrant Certificates, entitling the Holder to purchase a like number of Common Shares as the Warrant Certificate or Warrant Certificates surrendered then entitled such Holder to purchase. Any Holder desiring to transfer, split up, combine or exchange any Warrant Certificate shall make such request in writing delivered to the Warrant Agent, and shall surrender the Warrant Certificate or Warrant Certificates, together with the required Transfer Form duly executed and properly completed and such other documentation as the Warrant Agent may reasonably request, to be transferred, split up, combined or exchanged at the office of the Warrant Agent designated for such purpose. Any requested transfer of Warrants, whether in book-entry form or certificate form, shall be accompanied by evidence of authority of the party making such request that may be reasonably required by the Warrant Agent. Thereupon the Warrant Agent shall, subject to the last sentence of this first paragraph of Section 6, deliver to the Person entitled thereto a Warrant Certificate or Warrant Certificates, as the case may be, as so requested. The Company may require payment from the Holder of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Warrant Certificates. The Warrant Agent shall not have any duty or obligation to take any action under any section of this Agreement that requires the payment of taxes and/or charges unless and until it is reasonably satisfied that all such payments have been made.

Upon receipt by the Warrant Agent of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of a Warrant Certificate, which evidence shall include an affidavit of loss, or in the case of mutilated certificates, the certificate or portion thereof remaining, and, in case of loss, theft or destruction, of indemnity or security reasonably acceptable to the Company and the Warrant Agent, and reimbursement to the Company and the Warrant Agent of all reasonable expenses incidental thereto, and upon surrender to the Warrant Agent and cancellation of the Warrant Certificate if mutilated, the Company or the Warrant Agent will make and deliver a new Warrant Certificate of like tenor to the Warrant Agent for delivery to the Holder in lieu of the Warrant Certificate so lost, stolen, destroyed or mutilated.

Furthermore, the Warrant Agent shall be under no obligation to process a transfer of a Warrant where the Company has a valid cease trade order or trading suspension filed against it.

Section 7. Exercise of Warrants; Exercise Price; Termination Date or Expiration

(a) The Warrants shall be exercisable commencing on the initial exercise date set forth in the applicable Warrant Certificate. The Warrants shall cease to be exercisable as set forth in the Warrant Certificate. Subject to the foregoing and to Section 7(b) below, the Holder of a Warrant may exercise the Warrant in whole or in part pursuant to Part 4 of the Warrant Certificate. Subject to Section 7(b) below, payment of the Exercise Price, may be made, at the option of the Holder, by wire transfer or by certified or official bank check in United States dollars, to the Warrant Agent at the office of the Warrant Agent designated for such purposes. The Company acknowledges that the bank accounts maintained by the Warrant Agent in connection with the services provided under this Agreement will be in its name and that the Warrant Agent may receive investment earnings in connection with the investment at Warrant Agent risk and for its benefit of funds held in those accounts from time to time. Neither the Company nor the Holders will receive interest on any deposits or Exercise Price. No ink-original Exercise Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Exercise Notice be required unless the registration of the Common Shares to be issued upon exercise of the Warrants differs from the registration of the Warrant Certificate or book entry statement.

(b) Upon the exercise of a Warrant Certificate pursuant to the terms of Part 4 of the Warrant Certificate, the Warrant Agent shall cause the Warrant Shares underlying such Warrant Certificate to be delivered to or upon the order of the Holder of such Warrant Certificate or Book Entry Warrant registered in such name or names as may be designated by such Holder, no later than the Warrant Share Delivery Date or Share Delivery Date (as such term is defined in the Warrant Certificate). If the Company is then a participant in the DWAC system of the Depository Trust Company (the “Depositary”) and there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by Holder, then the certificates for Warrant Shares shall be transmitted by the Warrant Agent to the Holder by crediting the account of the Holder’s broker with the Depositary through its DWAC system. Notwithstanding anything else to the contrary in this Agreement, if any Holder fails to duly deliver payment to the Warrant Agent of an amount equal to the aggregate Exercise Price of the Warrant Shares to be purchased upon exercise of such Holder’s Warrant as set forth in Section 7(a) hereof by the Warrant Share Delivery Date, the Warrant Agent will not obligated to deliver such Warrant Shares (via DWAC or otherwise) until following receipt of such payment, and the applicable Warrant Share Delivery Date shall be deemed extended until such payment is delivered to the Warrant Agent.

(c) The Warrant Agent shall deposit all funds received by it in payment of the Exercise Price for all Warrants in the account of the Company maintained with the Warrant Agent for such purpose as promptly as practicable and shall advise the Company via email at the end of each day on which exercise notices are received for the exercise of any Warrant. In the event that any of the funds provided to the Warrant Agent hereunder are received by it in the form of an uncertified check or bank draft, the Warrant Agent shall be entitled to delay the time for release of such funds until such uncertified check has cleared the financial institution upon which the same is drawn.

(d) In case the Holder of any Warrant Certificate shall exercise fewer than all Warrants evidenced thereby, upon the request of the Holder, a new Warrant Certificate evidencing the number of Warrants equivalent to the number of Warrants remaining unexercised may be issued by the Warrant Agent to the Holder of such Warrant Certificate or to his duly authorized assigns in accordance with Section 4.4 of the Warrant Certificate, subject to the provisions of Section 6 hereof.

(e) Furthermore, the Warrant Agent shall be under no obligation to process an exercise of a Warrant where the Company has a valid cease trade order or trading suspension filed against it.

Section 8. Cancellation and Destruction of Warrant Certificates. All Warrant Certificates surrendered for the purpose of exercise, transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Warrant Agent for cancellation or in canceled form, or, if surrendered to the Warrant Agent, shall be canceled by it, and no Warrant Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall deliver to the Warrant Agent for cancellation and retirement, and the Warrant Agent shall so cancel and retire, any other Warrant Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Warrant Agent shall deliver all canceled Warrant Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Warrant Certificates, and in such case shall deliver a certificate of destruction thereof to the Company, subject to any applicable law, rule or regulation requiring the Warrant Agent to retain such canceled certificates.

Section 9. Certain Representations; Reservation and Availability of Common Shares.

(a) This Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Warrant Agent, constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, and the Warrants have been duly authorized, executed and issued by the Company and, assuming due execution thereof by the Warrant Agent pursuant hereto and payment therefor by the Holders as provided in the Offering Statement, constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits hereof; in each case except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) As of the date hereof, the authorized capital of the Company consists of (i) an unlimited number of common shares, without par value, of which 19,603,815 Common Shares are issued and outstanding, and an unlimited number of multiple voting shares, without par value, of which no multiple voting shares are issued and outstanding. Except as disclosed in the Offering Statement, there are no other outstanding obligations, warrants, options or other rights to subscribe for or purchase from the Company any class of capital stock of the Company.

(c) The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued Common Shares, free from preemptive rights, the number of Common Shares that will be sufficient to permit the exercise in full of all outstanding Warrants.

(d) The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the original issuance or delivery of the Warrant Certificates or certificates evidencing Common Shares upon exercise of the Warrants. The Company shall not, however, be required to pay any tax or governmental charge which may be payable in respect of any transfer involved in the transfer or delivery of Warrant Certificates or the issuance or delivery of certificates for Common Shares in a name other than that of the Holder of the Warrant Certificate evidencing Warrants surrendered for exercise or to issue or deliver any certificate for Common Shares upon the exercise of any Warrants until any such tax or governmental charge shall have been paid (any such tax or governmental charge being payable by the Holder of such Warrant Certificate at the time of surrender) or until it has been established to the Company’s reasonable satisfaction that no such tax or governmental charge is due.

Section 10. Common Share Record Date. Each Person in whose name any certificate for Common Shares is issued (or to whose broker’s account is credited Common Shares through the DWAC system) upon the exercise of Warrants shall for all purposes be deemed to have become the holder of record for the Common Shares represented thereby on, and such certificate shall be dated, the date on which submission of the Exercise Notice was made, provided that the Warrant Certificate evidencing such Warrant was duly surrendered (but only if required herein) and payment of the Exercise Price (and any applicable transfer taxes) was received on or prior to the Warrant Share Delivery Date; provided, however, that, if the date of submission of the Exercise Notice is a date upon which the Common Share transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding day on which the Common Share transfer books of the Company are open.

Section 11. Adjustment of Exercise Price, Number of Shares of Common Stock or Number of the Company Warrants. The Exercise Price, the number of shares covered by each Warrant and the number of Warrants outstanding are subject to adjustment from time to time as provided in Part 5 of the Warrant Certificate. In the event that at any time, as a result of an adjustment made pursuant to Part 5 of the Warrant Certificate the Holder of any Warrant thereafter exercised shall become entitled to receive any shares of capital stock of the Company other than Common Shares, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares contained in Part 5 of the Warrant Certificate and the provisions of Sections 7, 9 and 13 of this Agreement with respect to the Common Shares shall apply on like terms to any such other shares. All Warrants originally issued by the Company subsequent to any adjustment made to the Exercise Price pursuant to the Warrant Certificate shall evidence the right to purchase, at the adjusted Exercise Price, the number of Common Shares purchasable from time to time hereunder upon exercise of the Warrants, all subject to further adjustment as provided herein.

Section 12. Certification of Adjusted Exercise Price or Number of Common Shares. Whenever the Exercise Price or the number of Common Shares issuable upon the exercise of each Warrant Certificate is adjusted as provided in Section 11 or 13, the Company shall (a) promptly prepare a certificate setting forth the Exercise Price of each Warrant Certificate as so adjusted, and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Warrant Agent and with each transfer agent for the Common Shares a copy of such certificate and (c) instruct the Warrant Agent to send a brief summary thereof to each Holder of a Warrant Certificate.

Section 13. Fractional Common Shares.

(a) The Company shall not issue fractions of Warrants or distribute Warrant Certificates which evidence fractional Warrants. Whenever any fractional Warrant would otherwise be required to be issued or distributed, the actual issuance or distribution shall reflect a rounding of such fraction to the nearest whole Warrant (rounded down) and no consideration shall be paid for any such fractional Warrant, which is not issued.

(b) The Company shall not issue fractions of Common Shares upon exercise of Warrants or distribute stock certificates which evidence fractional Common Shares. Whenever any fraction of a Common Share would otherwise be required to be issued or distributed, the actual issuance or distribution in respect thereof shall be made in accordance with the Warrant Certificate. For greater certainty, any fractional Common Shares shall be rounded down to the nearest whole number and the holder of such Warrants shall not be entitled to any compensation in respect of any fractional Common Share which is not issued.

Section 14. Legends on Common Shares.

(a) The Common Shares underlying the Warrants are subject to the jurisdiction to the jurisdiction of the British Columbia Securities Commission (the “BCSC”) and the first trade of any Common Shares by the Holder in Canada or through a market in Canada would be a “distribution” under applicable Canadian provincial securities laws, and would have to be qualified by a prospectus filed and duly receipted by the BCSC and any other Canadian securities administrator having jurisdiction with respect thereto.

(b) If the Holder is a Canadian, the Common Shares issued upon exercise of the Warrants will bear the following legend (the “MI 51-105 Legend”):

“The holder of this security must not trade the security in or from a jurisdiction of Canada unless the conditions in section 13 of Multilateral Instrument 51-105 Issuers Quoted in the U.S. Over-the-Counter Markets are met.”

(c) If the Holder in a resident of the United States or an “International Jurisdiction” (a jurisdiction other than Canada and the United States), and did not execute or deliver the Exercise Notice in Canada, then, to induce the Company to issue the Common Shares upon exercise of the Warrants to the Holder without a MI 51-105 Legend, the Holder covenants and undertakes not to sell any Common Shares to a person in Canada or through a market in Canada.

(d) If the Holder is resident of an International Jurisdiction, the Common Shares issued upon exercise of the Warrants will bear a legend required by any applicable securities laws and regulations of such International Jurisdiction.

(e) The Common Shares issued upon exercise of the Warrants, if not registered or qualified, will have restrictions upon resale imposed by state and federal securities laws.

Section 15. Concerning the Warrant Agent.

(a) The Company agrees to pay to the Warrant Agent, pursuant to the fee schedule mutually agreed upon by the parties hereto and provided separately on the date hereof, for all services rendered by it hereunder and, from time to time, its reasonable expenses and counsel fees and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder.

(b) The Company covenants and agrees to indemnify and to hold the Warrant Agent harmless against any costs, expenses (including reasonable fees and expenses of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions or omissions as Warrant Agent pursuant hereto; provided, that such covenant and agreement does not extend to, and the Warrant Agent shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Warrant Agent as a result of, or arising out of, its gross negligence or willful misconduct (each as determined by a final non-appealable court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Warrant Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought. The costs and expenses incurred by the Warrant Agent in enforcing this right of indemnification shall be paid by the Company.

(c) Upon the assertion of a claim for which the Company may be required to indemnify the Warrant Agent, the Warrant Agent shall promptly notify the Company of such assertion, and shall keep the other party reasonably advised with respect to material developments concerning such claim. However, failure to give such notice shall not affect the Warrant Agent’s right to and the Company’s obligations for indemnification hereunder.

(d) Neither party to this Agreement shall be liable to the other party for any consequential, indirect, punitive, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

(e) Notwithstanding anything contained herein to the contrary, the rights and obligations of the parties set forth in this Section 15 shall survive termination of this Agreement, the expiration of the Warrants or the resignation, removal or replacement of the Warrant Agent.

Section 16. Purchase or Consolidation or Change of Name of Warrant Agent. Any Person into which the Warrant Agent or any successor Warrant Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Warrant Agent or any successor Warrant Agent shall be party, or any Person succeeding to the stock transfer or other shareholder services business of the Warrant Agent or any successor Warrant Agent, shall be the successor to the Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Warrant Agent under the provisions of Section 18. In case at the time such successor Warrant Agent shall succeed to the agency created by this Agreement any of the Warrant Certificates shall have been countersigned but not delivered, any such successor Warrant Agent may adopt the countersignature of the predecessor Warrant Agent and deliver such Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignature under its prior name and deliver Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

Section 17. Duties of Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following express terms and conditions (and no implied terms and conditions), by all of which the Company, by its acceptance hereof, shall be bound and shall not assume any obligations or relationship of agency or trust with any of the Holders of the Warrants or any other Person:

(a) The Warrant Agent may consult with legal counsel selected by it (who may be legal counsel for the Company).

(b) Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company; and such certificate shall be full authorization and protection to the Warrant Agent and the Warrant Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate.

(c) Subject to the limitation set forth in Section 15, the Warrant Agent shall be liable hereunder only for its own gross negligence or willful misconduct.

(d) The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrant Certificates except its countersignature thereof, by the Company or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

(e) The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent) or in respect of the validity or execution of any Warrant Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant Certificate; nor shall it be responsible for the adjustment of the Exercise Price or the making of any change in the number of Common Shares required under the provisions of Section 11 or 13 or responsible for the manner, method or amount of any such change or adjustment or the ascertaining of the existence of facts that would require any such adjustment or change (except with respect to the exercise of Warrants evidenced by Warrant Certificates after actual notice of any adjustment of the Exercise Price); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Common Shares to be issued pursuant to this Agreement or any Warrant Certificate or as to whether any Common Shares will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

(f) Each party hereto agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the other party hereto for the carrying out or performing by any party of the provisions of this Agreement.

(g) The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from the Chief Executive Officer or Chief Financial Officer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable and shall be indemnified and held harmless for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer, provided Warrant Agent carries out such instructions without gross negligence, bad faith or willful misconduct.

(h) The Warrant Agent and any shareholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company (subject to federal securities laws) or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other Person.

(i) The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

(j) The Warrant Agent shall not be obligated to expend or risk its own funds or to take any action that it believes would expose or subject it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it.

(k) The Warrant Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

(l) The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.

(m) In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder and the Warrant Agent immediately notifies the Company of such ambiguity or uncertainty, the Warrant Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Company, the holder of any Warrant or any other Person for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent.

This Section 17 shall survive the expiration of the Warrants, the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent.

Section 18. Change of Warrant Agent. The Warrant Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing sent to the Company and, in the event that the Warrant Agent or one of its affiliates is not also the transfer agent for the Company, to each transfer agent of the Common Shares, and to the Holders of the Warrant Certificates. The Company may remove the Warrant Agent or any successor Warrant Agent upon notice in writing, sent to the Warrant Agent or successor Warrant Agent, as the case may be, and to each transfer agent of the Common Shares, and to the Holders of the Warrants. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the Holder of a Warrant Certificate (who shall, with such notice, submit his Warrant Certificate for inspection by the Company), then the Holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent, provided that, for purposes of this Agreement, the Company shall be deemed to be the Warrant Agent until a new warrant agent is appointed. Any successor Warrant Agent, whether appointed by the Company or by such a court, shall be a Person, other than a natural person, organized and doing business under the laws of the United States or of a state thereof, in good standing, which is authorized under such laws to exercise stock transfer powers and is subject to supervision or examination by federal or state authority. After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the predecessor Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose, but such predecessor Warrant Agent shall not be required to make any additional expenditure (without prompt reimbursement by the Company) or assume any additional liability in connection with the foregoing. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Warrant Agent and each transfer agent of the Common Shares, and mail a notice thereof in writing to the Holders of the Warrants. However, failure to give any notice provided for in this Section 18, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be.

Section 19. Issuance of New Warrant Certificates. Notwithstanding any of the provisions of this Agreement or of the Warrants to the contrary, the Company may, at its option, issue new Warrant Certificates evidencing Warrants in such form as may be approved by its Board of Directors to reflect any adjustment or change in the Exercise Price per share and the number or kind or class of shares of stock or other securities or property purchasable under the several Warrant Certificates made in accordance with the provisions of this Agreement.

Section 20. Notices. Notices or demands authorized by this Agreement to be given or made (i) by the Warrant Agent or by the Holder of any Warrants to or on the Company, (ii) by the Company or by the Holder of any Warrant Certificate to or on the Warrant Agent or (iii) by the Company or the Warrant Agent to the Holder of any Warrant Certificate, shall be deemed given when in writing (a) on the date delivered, if delivered personally, (b) on the first Business Day following the deposit thereof with Federal Express or another recognized overnight courier, if sent by Federal Express or another recognized overnight courier, (c) on the fourth Business Day following the mailing thereof with postage prepaid, if mailed by registered or certified mail (return receipt requested), (d) the time of transmission, if such notice or communication is delivered via e-mail attachment at or prior to 5:00 p.m. (New York City time) on a Business Day and (e) the next Business Day after the date of transmission, if such notice or communication is delivered via or e-mail attachment on a day that is not a Business Day or later than 5:00 p.m. (New York City time) on any Business Day, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to the Company, to:

Damon Inc.

4601 Canada Way, Suite #402

Burnaby, British Columbia

Canada, V5G 4X7

Attn: Baljinder Bhullar

Email: bal@damon.com

With a copy to:

McMillan LLP
Royal Centre, 1055 West Hastings St., Suite 1500
P.O. Box 11117
Vancouver, British Columbia
Canada, V6E 4N7
Attn: Thomas J. Deutsch
Email: thomas.deutsch@mcmillan.ca

(b)	If to the Warrant Agent, to:

Odyssey Transfer and Trust Company

2155 Woodlane Drive, Suite 100

Woodbury, MN 55125

Email: clientsus@odysseytrust.com

For any notice delivered by email to be deemed given or made, such notice must be followed by notice sent by overnight courier service to be delivered on the next Business Day following such email, unless the recipient of such email has acknowledged via return email receipt of such email.

(c) If to the Holder of any Warrants to the address of such Holder as shown on the registry books of the Company. Any notice required to be delivered by the Company to the Holder of any Warrant may be given by the Warrant Agent on behalf of the Company.

Section 21. Supplements and Amendments.

(a) The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any Holders of Book Entry Warrants in order to (i) add to the covenants and agreements of the Company for the benefit of the Holders of the Book Entry Warrants, (ii) to surrender any rights or power reserved to or conferred upon the Company in this Agreement, (iii) to cure any ambiguity, (iv) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or (v) to make any other provisions with regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable, provided that such addition, correction or surrender shall not adversely affect the interests of the Holders of the Book Entry Warrants or Warrant Certificates in any material respect.

(b) In addition to the foregoing, with the consent of Holders of Warrants entitled, upon exercise thereof, to receive not less than 67% of the Warrants of the Common Shares issuable thereunder, the Company and the Warrant Agent may modify this Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or modifying in any manner the rights of the Holders of the Book Entry Warrants; provided, however, that no modification of the terms (including but not limited to the adjustments described in Section 11) upon which the Warrants are exercisable or reducing the percentage required for consent to modification of this Agreement may be made without the consent of the Holder of each outstanding Warrant Certificate affected thereby; provided further, however, that no amendment hereunder shall affect any terms of any Warrant Certificate issued in a Warrant Exchange. As a condition precedent to the Warrant Agent’s execution of any amendment, the Company shall deliver to the Warrant Agent a certificate from a duly authorized officer of the Company that states that the proposed amendment complies with the terms of this Section 21. No supplement or amendment to this Agreement shall be effective unless duly executed by the Warrant Agent.

Section 22. Successors. All covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 23. Benefits of this Agreement. Nothing in this Agreement shall be construed to give any Person other than the Company, the Holders of Warrants and the Warrant Agent any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Holders of the Warrants.

Section 24. Governing Law; Jurisdiction. This Agreement and each Warrant Certificate issued hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the United States District Court for the Southern District of New York located in the Borough of Manhattan, or if the United States District Court for the Southern District of New York located in the Borough of Manhattan lacks subject matter jurisdiction, the state courts in New York County, New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.

Section 25. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect and enforceability as an original signature.

Section 26. Captions. The captions of the sections of this Agreement have been inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 27. Information. The Company agrees to promptly provide to the Holders of the Warrants any information it provides to the holders of the Common Shares, except to the extent any such information is publicly available on the EDGAR system (or any successor thereof) of the Securities and Exchange Commission.

Section 28. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

Section 29. Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest, it being understood that the Warrant Agent shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 30. Entire Agreement. The parties hereto acknowledge that there are no agreements or understandings, written or oral, between them with respect to matters contemplated hereunder other than as set forth herein and the Warrant Certificates, that this Agreement and the Warrant Certificates contain the entire agreement between them with respect to the subject matter hereof and thereof.

Section 31. Fees; Expenses. As consideration for the services provided by Odyssey (the “Services”), the Company shall pay to Odyssey the fees set forth on Schedule 1 hereto (the “Fees”). If the Company requests that Odyssey provide additional services not contemplated hereby, the Company shall pay to Odyssey fees for such services at Odyssey’s reasonable and customary rates, such fees to be governed by the terms of a separate agreement to be mutually agreed to and entered into by the Parties at such time (the “Additional Service Fee”; together with the Fees, the “Service Fees”). The Company shall reimburse Odyssey for all reasonable and documented expenses incurred by Odyssey (including, without limitation, reasonable and documented fees and disbursements of counsel) in connection with the Services (the “Expenses”); provided, however, that Odyssey reserves the right to request advance payment for any out-of-pocket expenses. The Company agrees to pay all Service Fees and Expenses within thirty (30) days following receipt of an invoice from Odyssey. The Company agrees and acknowledges that Odyssey may adjust the Service Fees may annually, on or about each anniversary date of this Agreement, by 3% with thirty (30) days’ advance written notice.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

DAMON INC.

By:
Name: Baljinder Bhullar
Title: Chief Financial Officer

ODYSSEY TRANSFER AND TRUST COMPANY

By:
Name:
Title:

Name:
Title:

Annex A: Form of Warrant Certificate Request Notice

WARRANT CERTIFICATE REQUEST NOTICE

To:__________ as Warrant Agent for Damon Inc. (the “Company”)

The undersigned Holder of Common Share Purchase Warrants (“Warrants”) in the form of Book Entry Warrants issued by the Company hereby elects to receive a Warrant Certificate evidencing the Warrants held by the Holder as specified below:

1.	Name of Holder of Warrants in form of Book Entry Warrants:_____________________

2.	Name of Holder in Warrant Certificate (if different from name of Holder of Warrants in form of Book Entry Warrants):_____________________

3.	Number of Warrants in name of Holder in form of Book Entry Warrants:_____________________

4.	Number of Warrants for which Warrant Certificate shall be issued:_____________________

5.	Number of Warrants in name of Holder in form of Book Entry Warrants after issuance of Warrant Certificate, if any: _____________________

6.	Warrant Certificate shall be delivered to the following address:

_____________________

_____________________

_____________________

The undersigned hereby acknowledges and agrees that, in connection with this Warrant Exchange and the issuance of the Warrant Certificate, the Holder is deemed to have surrendered the number of Warrants in form of Book Entry Warrants in the name of the Holder equal to the number of Warrants evidenced by the Warrant Certificate.

[SIGNATURE OF HOLDER]

Name of Investing Entity: _______________________________________________

Signature of Authorized Signatory of Investing Entity:_________________________

Name of Authorized Signatory:___________________________________________

Title of Authorized Signatory:___________________________________________

Date:______________________________________________________________

Schedule 1

Fees

Exhibit 1-A: Form of Warrant Certificate